AMENDED AND RESTATED
DISTRIBUTION SERVICES AGREEMENT

AGREEMENT made this 9th day of December 2015, by and among Ironwood Capital Management, a California corporation (the “Adviser”), Foreside Fund Services, LLC, a Delaware limited liability company (the “Distributor”), Ironwood Institutional Multi-Strategy Fund LLC, a Delaware limited liability company (the “Master Fund”) and Ironwood Multi-Strategy Fund LLC, a Delaware limited liability company (the “Feeder Fund,” and together with the Master Fund, the “Funds”).

WHEREAS, pursuant to a distribution agreement (the “Distribution Agreement”) by and among the Distributor and the Funds dated as of October 5, 2010, as amended or supplemented from time to time, the Distributor acts as the principal underwriter and distributor of the units of each Fund;

WHEREAS, each Fund is registered with the Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940, as amended, as a non-diversified closed-end management investment company, and under the Securities Act of 1933, as amended;

WHEREAS, the Adviser serves as investment adviser to each Fund; and

WHEREAS, the Adviser and the Distributor entered into that certain Distribution Services Agreement dated October 5, 2010, as amended or supplemented from time to time (the “Original Distribution Services Agreement”) pursuant to which the Adviser agreed to compensate the Distributor, as described therein, to the extent that a Fund was not authorized to so compensate the Distributor, in consideration of Distributor’s agreement to provide certain sales and marketing services as described in the Distribution Agreement, and the parties now wish to amend and restate the Original Distribution Services Agreement in the form of this Agreement in order to add each Fund as a party for purposes of paying compensation to the Distributor, as described herein, in consideration of Distributor’s agreement to provide certain sales and marketing services as described in the Distribution Agreement, which has been authorized by each Fund’s Board of Directors (each a “Board”).

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration the receipt of which is hereby acknowledged, the Adviser, the Funds and the Distributor hereby agree as follows:

1.           Services.

Distributor will provide each Fund and the Adviser with the marketing and sales support services set forth in the Distribution Agreement, which is attached hereto as Exhibit A and incorporated herein in its entirety.

2.           Compensation and Expenses.

The Distributor shall be entitled to receive the compensation set forth in Exhibit B. The Distributor shall receive such compensation from the Funds. The Adviser agrees to compensate the Distributor to the extent that a Fund is not authorized to so compensate the Distributor.

3.           Term and Termination.

(a)           This Agreement will become effective upon the date first set forth above, will continue in effect throughout the term of the Distribution Agreement, and will terminate automatically upon any termination of the Distribution Agreement; provided, however, that, notwithstanding such termination of the Distribution Agreement, the Funds or the Adviser will continue to pay to Distributor all fees to which Distributor is entitled pursuant to the Distribution Agreement for services performed through such termination date.

This Agreement may be terminated by the Adviser with respect to a Fund upon 60 days’ written notice to the Distributor; provided that prior to or on such termination date, the Adviser or one or both of the Funds has paid to Distributor all compensation due as of such termination date.

4.           Rights and Obligations of the Adviser, the Funds and the Distributor.

The Adviser and each Fund shall be responsible for the accuracy and completeness of information concerning its organization that the Adviser and each Fund furnishes to the Distributor in connection with the Distributor’s provision of services pursuant to the Distribution Agreement.

5.           Representations and Warranties.

    (a)           The Adviser represents and warrants the following:

(i)         this Agreement has been duly authorized by the Adviser and, when executed and delivered, will constitute a legal, valid and binding obligation of the Adviser, enforceable against it in accordance with its terms subject to bankruptcy, insolvency, reorganizations, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(ii)         the contractual advisory fees that are payable by each Fund to the Adviser do not contain any component for the purpose of paying for fund distribution; and

(iii)         this Agreement has been disclosed to the Board of each Fund , and the Adviser has provided all such information to each Board as may be appropriate (or as has been requested by such Board) in connection with such Board’s review or approval of the arrangements contemplated hereunder, including amounts expended by the Adviser hereunder.

(b)           The Master Fund represents and warrants the following:

(i)         that this Agreement has been duly authorized by the Master Fund and, when executed and delivered, will constitute a legal, valid and binding obligation of the Master Fund, enforceable against it in accordance with its terms subject to bankruptcy, insolvency, reorganizations, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(ii)         the Board of the Master Fund has duly authorized the Master Fund to: (A) appoint the Distributor as provider of distribution services to the Master Fund; (B) enter into this Agreement; and (C) pay to the Distributor the distribution services fees described herein.

(c)           The Feeder Fund represents and warrants the following:

(i)         that this Agreement has been duly authorized by the Feeder Fund and, when executed and delivered, will constitute a legal, valid and binding obligation of the Feeder Fund, enforceable against it in accordance with its terms subject to bankruptcy, insolvency, reorganizations, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(ii)         the Board of the Feeder Fund has duly authorized the Feeder Fund to: (A) appoint the Distributor as provider of distribution services to the Feeder Fund; (B) enter into this Agreement; and (C) pay to the Distributor the distribution services fees described herein.

(d)           The Distributor represents and warrants the following:

(i)          it is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(ii)          it is conducting its business in compliance in all material respects with all applicable Laws (as defined below), and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no Law binding on it and no provision of its charter, operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

“Laws” means, collectively, all statutes, laws, codes and ordinances and any rules or regulations of, and any order, decree, writ, settlement, stipulation, injunction, award, consent or judgment of any Governmental Authority (as defined below) (in each case, whether foreign or domestic and whether federal, state or local).

“Governmental Authority” means any government, political subdivision, or governmental or regulatory authority, agency, board, bureau, commission, instrumentality, court, arbitral tribunal or quasi-governmental authority (in each case, whether federal, state, or local and whether U.S. or non-U.S.).

(iii)      it is duly registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, and is a member in good standing with the Financial Industry Regulatory Authority, and shall immediately notify the Adviser should the foregoing no longer be true during the term of this Agreement;

(iv)      in connection with all matters relating to this Agreement, the Distributor will comply with the applicable requirements of applicable Law;

(v)      this Agreement has been duly authorized by the Distributor and, when executed and delivered, will constitute a legal, valid and binding obligation of the Distributor, enforceable against the Distributor in accordance with its terms subject to bankruptcy, insolvency, reorganizations, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(vi)      the Distributor shall promptly notify the Adviser of the commencement of any litigation or proceedings against the Distributor or any of its managers, officers or directors that may reasonably be expected to (i) have an effect on the ability of the Distributor to perform its duties under this Agreement or (ii) have a material adverse effect on a Fund or Adviser.

6.           Confidentiality.

During the term of this Agreement, the Distributor, on the one hand, and the Funds and/or the Adviser, on the other, may have access to confidential information relating to matters such as a party’s business, procedures, personnel, and clients.  As used in this Agreement, “Confidential Information” means information belonging to the Distributor, on the one hand, or the Adviser and/or the Funds, on the other, which is of value to such party and the disclosure of which could reasonably be expected by the party in receipt of such information to  result in a competitive or other disadvantage to the party who initially provided such information, including, without limitation, financial information, business practices and policies, know-how, trade secrets, market or sales information or plans, customer lists and business plans.  Confidential Information includes information developed by any party hereto in the course of engaging in the activities provided for in this Agreement, unless: (i) the information is or becomes publicly known without breach of this Agreement, (ii) the information is disclosed to another party hereto by a third party not under an obligation confidentiality to the party whose Confidential Information is at issue of which the party receiving the information should reasonably be aware, or (iii) the information is independently developed by a party without reference to the Confidential Information of any other party.

The Distributor will protect the Confidential Information of the Funds and the Adviser and the Funds and the Adviser will protect the Confidential Information of the Distributor with at least the same degree of care each uses with respect to its own Confidential Information.  The Distributor will not use the Confidential Information of the Funds or the Adviser and the Funds and the Adviser will not use the Confidential Information of the Distributor other than in connection with its duties and obligations hereunder.  Notwithstanding the foregoing, (a) the Distributor may disclose the Confidential Information of the Funds or the Adviser and (b) the Funds and the Adviser may disclose the Confidential Information of the Distributor if: (i) required by applicable Law or if requested by any Governmental Authority with jurisdiction over the Distributor, a Fund or the Adviser; (ii) it is advised by counsel that it may incur material liability for failure to make such disclosure; or (iii) requested to by the other party; provided that in the event of (i) or (ii) the disclosing party shall, except as prohibited by applicable Law, give the other party reasonable prior notice of such disclosure to the extent reasonably practicable and shall reasonably cooperate with the other party (at such other party’s expense) in any efforts to prevent such disclosure.

In the event of any unauthorized use or disclosure by (a) the Distributor of any Confidential Information of the Funds or the Adviser or (b) the Funds or the Adviser of any Confidential Information of the Distributor, the disclosing party shall promptly (i) notify each other party of the unauthorized use or disclosure; (ii) take all reasonable actions to limit the adverse effect on such other party of such unauthorized use or disclosure; and (iii) take all reasonable action to protect against a recurrence of the unauthorized use or disclosure.

Each party acknowledges and agrees that this Agreement may be filed publicly with the SEC as an exhibit to the Registration Statement of each Fund.

7.           Limitation of Liability; Indemnification.

(a)           The Distributor shall not be liable to the Adviser or either Fund for any action taken or omitted by it in the absence of bad faith, willful misfeasance, gross negligence or reckless disregard by it (or its agents or employees) of its obligations and duties under this Agreement or the Distribution Agreement.  The Adviser and each Fund, severally but not jointly, shall indemnify and hold harmless the Distributor, its affiliates and each of their respective employees, agents, directors and officers from and against, any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges and reasonable counsel fees incurred in connection therewith (collectively, “Losses”) arising out of or related to the arrangement contemplated under this Agreement and/or the Distribution Agreement, except to the extent that Losses result from the Distributor’s (or its agents’ or employees’) bad faith, willful misfeasance, or gross negligence or its reckless disregard of its express obligations and duties hereunder and/or under the Distribution Agreement.

8.           Notices.

Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Adviser, to it at One Market Plaza, Steuart Tower, Suite 2500, San Francisco, California 94105, Attention: Alison Sanger; if to the Master Fund or the Feeder Fund, to it at c/o Ironwood Capital Management, One Market Plaza, Steuart Tower, Suite 2500, San Francisco, California 94105, Attention: Alison Sanger; and if to Distributor, to it at Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101, Attention: Legal Department, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

9.           Assignment.

This Agreement and the rights and duties hereunder shall not be assignable by any party hereto except by the specific written consent of the other parties.  This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

10.           Governing Law; WAIVER OF JURY TRIAL.

This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, without regard to the conflicts of law principles thereof.

NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER AGREEMENT ENTERED INTO IN CONNECTION HEREWITH, ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

11.           Miscellaneous.

(a)           Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(b)           This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered by this Agreement.

(c)           The provisions of Sections 6 and 7 of this Agreement shall survive any termination of this Agreement.

(d)           If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain such part, term or provision.

(e)           This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

(f)           No amendment to this Agreement shall be valid unless made in writing and executed by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

Ironwood Institutional Multi-Strategy Fund LLC By: Ironwood Capital Management, its investment adviser

By:
Name:
Title:

Ironwood Multi-Strategy Fund LLC By: Ironwood Capital Management, its investment adviser

By:
Name:
Title:

Ironwood Capital Management

By:
Name:
Title:

Foreside Fund Services, LLC

By:
Name:
Title:

Exhibit A

Distribution Agreement